EXHIBIT 5.1

SEARS HOMETOWN AND OUTLET STORES, INC.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192

Charles J. Hansen
Vice President, General Counsel, and Secretary
May 16, 2013

Sears Hometown and Outlet Stores, Inc.
5500 Trillium Boulevard, Suite 501
Hoffman Estates, Illinois 60192
Ladies and Gentlemen:
I have acted as counsel for Sears Hometown and Outlet Stores, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 of the Company (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and relating to the registration of 4,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) issuable pursuant to the terms of the Sears Hometown and Outlet Stores, Inc. Amended and Restated 2012 Stock Plan (as may be further amended, supplemented or restated, the “Plan”).
This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”) and Item 8 of Part II of Form S-8.
In such capacity, I have examined the originals, or photostatic or certified copies, of such records of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below, including the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, the Plan as currently in effect and the Registration Statement. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.
Based on and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
I am licensed in the State of Illinois, and I do not express any opinion with respect to the law of any jurisdiction other than the General Corporation Law of the State of Delaware and the current federal laws of the United States and I do not express any opinion as to the effect of any laws other than those expressly stated herein. I assume no obligation to revise or supplement the opinion rendered in this letter should the present laws, or the interpretation thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Charles J. Hansen
Charles J. Hansen
Vice President, General Counsel, and Secretary